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               Circuit City Stores, Inc. Announces December Sales
                        Reaffirms Fourth Quarter Guidance

Richmond, Va., January 7, 2008 - Circuit City Stores, Inc. (NYSE:CC) today announced net sales for the month ended December 31, 2007. Total net sales decreased 8.9 percent to $1.92 billion from $2.10 billion in the month ended December 31, 2006, with a consolidated comparable store sales decrease of 11.4 percent driven by a 12.2 percent decrease in domestic segment comparable store sales.

                                             Month Ended                             Comparable
                                            December 31            Year-Over-       Store Sales
(Dollar amounts in billions)               2007     2006(a)        Year Change       Change (b)
------------------------------------------------------------------------------------------------
Domestic segment sales .................   $1.81     $2.01           (10.0)%          (12.2)%
International segment sales ............    0.11      0.09            15.8%             6.5%
                                           ---------------
Net sales ..............................   $1.92     $2.10            (8.9)%          (11.4)%
                                           ===============
(a) The results for December 2006 have been recast to correct  errors related to the timing of revenue recognition for Web-originated sales.
(b) A store's sales are included in  comparable  store sales after the store has been open for a full 12 months.  Comparable  store sales  include  Web-and  call center-originated  sales and sales from  relocated  stores.  The  calculation of comparable  store sales excludes the impact of fluctuations in foreign  currency exchange rates.

"Our sales performance, while disappointing, was in line with our expectations. The company saw significantly improved performance over the last two weeks of the month, but the sales improvement was not enough to offset the weakness experienced at the beginning of the month," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "Based on December trends, we are reaffirming our guidance of a modest loss before taxes for the fourth quarter."

"We will intensify our attention to fixing our close rate and attachments by empowering our sales associates with the necessary knowledge and tools needed to improve both sales and margin; fixing our gross margin rate through merchandising, marketing and pricing discipline; fixing our expenses through achieving our targeted expense reductions for next year and further aligning our workstreams with strategic goals; and growing the business by expanding sales of our firedogSM services and in our direct channel businesses as well as relocating, remodeling and successfully opening new stores."

"Our efforts to turn around the business have led to greater disruption than we anticipated, but we continue to believe that we are on the right path to return to sustainable, profitable growth and increasing shareholder value."

Domestic Segment
For the month of December, net sales for the domestic segment decreased 10.0 percent to $1.81 billion from $2.01 billion in the same period last year, with comparable store sales decreasing 12.2 percent from the prior year. For the month in the domestic segment, direct channel sales, including Web- and call center-originated sales, grew 17 percent, and PC services and home theater installation revenues grew 15 percent from the prior year.

The  domestic   segment  opened  3  incremental   Superstores  and  3  relocated
Superstores during the month.

In the video category, Circuit City generated a double-digit comparable store sales decrease in December. Comparable store sales of flat panel televisions increased by a high-single-digit rate. Total television comparable store sales decreased by low double digits, as significant comparable store sales decreases in projection and tube televisions more than offset the flat panel television comparable store sales increase. Comparable store sales of camcorders and DVD hardware decreased by double digits. Comparable store sales of digital imaging products and accessories decreased by a high-single-digit rate.

In the information technology category, Circuit City generated a high-single-digit comparable store sales decrease in December. Comparable store sales of notebook computers increased by a low-single-digit rate, and comparable store sales of desktop computers declined by double digits.

In the audio category, Circuit City generated a double-digit comparable store sales decline in December. Comparable store sales of navigation products increased by strong double digits. Comparable store sales of portable digital audio, digital satellite radio, home audio and mobile products declined by double digits.

In the entertainment category, Circuit City generated a high-single-digit comparable store sales decrease in December, as a double-digit comparable store sales increase in video gaming products was more than offset by double-digit declines in comparable store sales of video software and music software.

Domestic segment extended warranty net sales were $36.1 million, or 2.0 percent of domestic segment net sales, in December, compared with $52.0 million, or 2.6 percent of domestic segment net sales, in the same period last year. PC services and home theater installation revenues increased 15 percent in December to $28.7 million from $25.0 million in the same period last year.

International Segment
For the month of December,  net sales for the  international  segment  increased
15.8 percent to $106.6 million from $92.1 million in the same period last year. This increase primarily was driven by the favorable effect of foreign currency fluctuations of 15 percent and an increase in comparable store sales of 6.5 percent in local currency. This increase was partially offset by the impact of the year-over-year decrease of 75 retail stores and dealer outlets, net of openings.

Fourth Quarter Fiscal 2008 Outlook
The company is reaffirming the guidance provided in its third quarter results release on December 21, 2007. Assuming the sales and margin trends that the company experienced late in the third quarter continue for the balance of the fourth quarter of the fiscal year, the company continues to expect to report a modest loss from continuing operations before income taxes in the fourth quarter driven by a pre-tax loss in the domestic segment. Due to the impact of the tax valuation allowance recorded in the third quarter, the company is focusing its discussion of outlook to pre-tax results. For the fourth quarter, the company does not expect to record an income tax benefit or expense, excluding discrete items, for the domestic segment. The company does expect its consolidated income tax expense to reflect tax expense for its international segment.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At December 31, 2007, the domestic segment operated through 671 Superstores and 13 other locations in 158 U.S. media markets. At December 31, 2007, the international segment operated through 788 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of pricing and promotional activities of the company's competitors and the company's response to those actions, (2) the pace of commoditization of consumer electronics, (3) the ability of vendors to fulfill merchandise orders and allocation commitments, (4) the company's ability to control and leverage expenses as a percentage of sales, (5) general economic conditions, including, without limitation, changes in interest rates, consumer sentiment and commodity pricing, (6) the company's ability to generate sales and margin growth through expanded service offerings, (7) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (8) the impact of initiatives related to transforming retail processes and upgrading merchandising, marketing, point-of-sale and information systems on revenue and margin and the costs associated with these investments, (9) the availability of real estate that meets the company's criteria for new and relocating stores, (10) regulatory and litigation matters, (11) the company's strategic evaluation of the international segment, including the impact of changes in credit markets and (12) the company's ability to recover its deferred tax assets through future profitability. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2007, in the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2007, and in the company's other SEC filings. A copy of the annual report is available on the company's investor information Web site at http://investor.circuitcity.com.

                                       ###

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
        Patty Whitten, Investor Relations, (804) 527-4033


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